UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2017

TEL-INSTRUMENT ELECTRONICS CORP.
(Exact name of registrant as specified in its charter)

New Jersey	001-31990	22-1441806
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Branca Road
East Rutherford, New Jersey 07073
(Address of principal executive offices)

(201) 933-1600
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.   Regulation FD Disclosure

On October 27, 2017, Tel Instrument Electronics Corp. (“Tel” or “Company”) (NYSE MKT: TIK) announced it received notice that the judge in the Aeroflex litigation issued a decision granting an additional $2.1 million in punitive damages in favor of Aeroflex, which brings the total Tel damages awarded in this case to approximately $4.9 million. The Company is currently investigating its options, including an appeal.
The Company also reported that it is nearing completion of a financing for $3 million with an existing investor for preferred stock. This preferred stock will include an 8% dividend rate and will be convertible into shares of common stock at a price of $3.00 per share. This $3 million will allow the Company to fund the planned appeal of this award and continue its operations and new product development to support our growth plans while the appeals process plays out over the next several years.
A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

99.1*                   Press release dated October 27, 2017, “Tel-Instrument Electronics Corp. Responds to Recent Court Ruling on Punitive Damage in the Aeroflex Case and Announces a Pending $3 M Financing”.

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEL-INSTRUMENT ELECTRONICS CORP.

Date: October 27, 2017	By:	/s/ Joseph P. Macaluso
Name: Joseph P. Macaluso
Title: Principal Accounting Officer